EXHIBIT (2)

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF NEW JERSEY

In re: PRINCETON VIDEO IMAGE, INC., Debtor.	Chapter 11 Case No. 03-27973(KCF)

FIRST MODIFIED PLAN OF LIQUIDATION OF
PRINCETON VIDEO IMAGE, INC.

Dated:  February 25, 2004

FOX ROTHSCHILD LLP

Attorneys for Princeton Video Image, Inc.,

Plan Proponent

HAL L. BAUME, ESQUIRE

ALLISON M. BERGER, ESQUIRE

Princeton Pike Corporate Center

997 Lenox Drive, Building 3

Lawrenceville, NJ  08648-2311

(609) 896-3600

LV1 217781v6 02/26/04

TABLE OF CONTENTS

II.

CLASSIFICATION AND TREATMENT OF  CLAIMS AND EQUITY INTERESTS

A.

General Overview

B.

Definitions

1.

Scope of Definitions.

C.

Unclassified Claims

1.

Administrative Expenses and Fees

2.

Priority Tax Claims

D.

Designation and Treatment of Classes Under the Plan.

1.

Designation of Classes

2.

Treatment of Classes

E.

Acceptance or Rejection of Plan

F.

Means of Effectuating the Plan

1.

Sale of Debtor’s Corporate Shell to Focus

2.

Funding for the Plan.

3.

Plan Trustee.

4.

Advisory Board.

5.

Distributions.

6.

Limited Survival of the Committee.

7.

Post Effective Date Employment of Debtor’s Professional Persons and Fees.

8.

Corporate Action.

9.

Post Closing Control.

G.

Other Provisions of the Plan.

1.

Executory Contracts and Unexpired Leases to be Rejected.

2.

Retention of Jurisdiction

3.

Procedures for Resolving Contested Claims.

4.

Books and Records

5.

Post Closing Completion of Bankruptcy

6.

Reports/Filings

7.

Notices under the Plan

III.

EFFECT OF CONFIRMATION OF PLAN

A.

Exculpation

B.

Mutual Release

C.

Injunction

D.

No Limitations on Effect of Confirmation

E.

Preservation of Avoidance Actions and Rights of Action

F.

Vesting of Debtor Property in the Plan Trustee.

G.

Modification of Plan

H.

Withdrawal Of The Plan

I.

Good Faith

J.

Post-Confirmation Conversion/Dismissal

K.

Entire Agreement

LV1 217781v6 02/26/04

I.

INTRODUCTION

Princeton Video Image, Inc. is the debtor and debtor-in-possession in a chapter 11 bankruptcy case.  This document is the Chapter 11 Plan of Liquidation of Princeton Video Image, Inc. proposed by Princeton Video Image, Inc.  Sent to you in the same envelope as this document is the Disclosure Statement in Support of Plan of Liquidation of Princeton Video Image, Inc., which has been approved by the United States Bankruptcy Court for the District of New Jersey, and which is provided to help you understand the Plan of Liquidation.

This is a liquidating plan.  In other words, the Debtor seeks to accomplish payments under the Plan by distributing the proceeds of the orderly liquidation of Debtor’s property during the Bankruptcy Case and by completing the liquidation of the Debtor’s remaining property and distributing the proceeds thereof in accordance with the priorities of distribution contained in the Bankruptcy Code.  The Effective Date of the proposed Plan is ten (10) days after the date on which the Confirmation Order becomes a Final Order, which date is estimated to be on or around April ___, 2004.

II.

CLASSIFICATION AND TREATMENT OF
CLAIMS AND EQUITY INTERESTS

A.

General Overview

As required by the Bankruptcy Code, the Plan classifies Claims and Equity Interests in various Classes according to their right to priority of payments as provided in the Bankruptcy Code. The Plan states whether each Class of Claims or Equity Interests is Impaired or Unimpaired. The Plan provides the treatment each Class will receive under the Plan.

B.

Definitions

1.

Scope of Definitions.

In all references herein to any parties, persons, entities, or corporations, the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text may require.

(a)

Defined Terms.

All terms employed herein shall have the meanings set forth in the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), unless specifically defined to the contrary herein.  For purposes of this Plan, except as expressly otherwise provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings assigned to them in this Section of the Plan.

(1)

Administrative Expense shall mean any cost or expense of administration of the Chapter 11 case allowable under Bankruptcy Code § 507(a), including, without limitation, any actual and necessary expenses of preserving the estate of the Debtor, any actual and necessary expense of operating the business of the Debtor, any indebtedness or obligation incurred or assumed by the Debtor in connection with the conduct of its business or for the acquisition or lease of property or the provision of services to the Debtor, all allowances of compensation and reimbursement of expenses, any fees or charges assessed against the estate of the Debtor under Chapter 123, title 28, of the United States Code, and the reasonable fees and expenses incurred by the Proponent in connection with the proposal and confirmation of this Plan.

(2)

Advisory Board shall mean the board that is to be created pursuant to Section II(F)(2) of this Plan to consult with and advise the Plan Trustee with respect to decisions affecting the Assigned Actions.

(3)

Allowed when used as an adjective preceding the words “Claims” or “Equity Interest”, shall mean any Claim against or Equity Interests in the Debtor, proof of which was filed on or before the date designated by the Bankruptcy Court as the last date for filing proofs of claim or Equity Interest against such Debtor, or, if no proof of claim or Equity Interest is filed, which has been or hereafter is listed by the Debtor as liquidated in amount and not disputed or contingent and, in either case, a Claim as to which no objection to the allowance thereof has been interposed within the applicable period of limitations fixed by the Plan, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, Local Rules, or as to which any objection has been interposed and such Claim has been allowed in whole or in part by a Final Order. Unless otherwise specified in the Plan, “Allowed Claim” and “Allowed Equity Interest” shall not, for purposes of computation of distributions under the Plan, include interest on the amount of such Claim or Equity Interest from and after the Petition Date.

(4)

Allowed Administrative Expense shall mean any Administrative Expense Allowed under Bankruptcy Code § 507(a)(1).

(5)

Allowed Unsecured Claim shall mean an Unsecured Claim that is or has become an Allowed Claim.

(6)

Approval Order shall mean that certain Order Authorizing And Approving (A) The Sale Of Certain Assets Of The Debtor Free And Clear Of Liens, Claims, Encumbrances And Interests, And (B) The Assumption And Assignment Of Certain Executory Contracts And Unexpired Leases entered by the Bankruptcy Court on August 7, 2003 at D.I. 144.

(7)

Asset Purchase Agreement shall mean that certain Asset Purchase Agreement dated as of May 29, 2003, as amended by that certain Amendment No. 1 dated July 31, 2003, and as further amended or modified.

(8)

Asset Sale shall mean the sale of substantially all of the assets of the Debtor pursuant to and as described in the Asset Purchase Agreement.

(9)

Asset Sale Proceeds shall mean the $200,000 cash consideration from PVMS for the Asset Sale, as more fully described in the Asset Purchase Agreement and Approval Order.

(10)

Assigned Actions shall mean any and all claims and causes of action which the Debtor has or had the power to assert prior to Confirmation of the Plan which include, without limitation, the Avoidance Actions and Rights of Actions, which are to be assigned to the Plan Trustee in trust under this Plan.

(11)

Avoidance Actions shall mean each and every claim, demand or cause of action whatsoever which the Debtor has or had the power to assert immediately prior to the Confirmation of the Plan, including, without limitation, actions for the avoidance and recovery, pursuant to Bankruptcy Code § 550, of transfers avoidable by reason of Bankruptcy Code §§ 544, 545, 547, 548, 549, or 553(b).

(12)

Bankruptcy Case shall mean the case under Chapter 11 of the Bankruptcy Code in which Princeton Video Image, Inc. is the Debtor.

(13)

Bankruptcy Code shall mean the Bankruptcy Reform Act of 1978, as amended, and as codified in title 11 of the United States Code, 11 U.S.C. § 101, et seq.

(14)

Bankruptcy Court shall mean the United States Bankruptcy Court for the District of New Jersey having jurisdiction over the Chapter 11 Case and, to the extent of any reference made pursuant to 28 U.S.C. § 158, the unit of such District Court constituted pursuant to 28 U.S.C. § 151.

(15)

Bankruptcy Rules shall mean the rules of practice and procedure in bankruptcy, promulgated under 28 U.S.C. § 2075 and also referred to as the Federal Rules of Bankruptcy Procedure.

(16)

Business Day shall mean and refer to any day except Saturday, Sunday, and any other day on which commercial banks in New Jersey are authorized by law to close.

(17)

Buyer shall mean Focus or one or more persons to be designated by Focus.

(18)

Carve Out shall mean and refer to the sum of money equal to the total sum of money, which the Secured Lenders and PVMS agreed would be senior to all liens held by them, to cover Administrative Expense Claims payable pursuant to 28 U.S.C. § 1930(a)(6), court fees and costs and Allowed Administrative Expense Claims of Professional Persons, pursuant to and as more fully defined in the Financing Order with respect to the Carve Out.

(19)

Claim shall mean any right to payment from the Debtor whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; and all claims as such term is defined in Bankruptcy Code § 101(5).

(20)

Class shall mean a grouping of substantially similar Claims or Equity Interests for common treatment thereof pursuant to the terms of this Plan.

(21)

Committee shall mean the Official Committee of Unsecured Creditors formed by the United States Trustee on June 18, 2003.

(22)

Confirmation shall mean the entry of an Order by the Bankruptcy Court approving the Plan in accordance with the provisions of the Bankruptcy Code.

(23)

Confirmation Hearing shall mean a hearing conducted before the Bankruptcy Court for the purpose of considering confirmation of the Plan.

(24)

Confirmation Order shall mean a Final Order of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

(25)

Convertible Loan shall mean a loan in the principal amount of $37,500 made by Transaction Lender to the Debtor.

(26)

Creditor shall mean any Person that has a Claim against the Debtor that arose on or before the Petition Date or a Person that has a Claim against the Debtor's estate of any kind specified in Bankruptcy Code §§ 502(g), 502(h) or 502(i).

(27)

Debt has and shall have the same meaning ascribed to it in Bankruptcy Code § 101(12).

(28)

Debtor shall mean Princeton Video Image, Inc. prior to consummation of the Transaction.

(29)

Debtor’s Corporate Shell shall mean the Debtor, as an existing corporation, incorporated under the laws of the State of Delaware, which has no assets and or liabilities (i.e. the Debtor after consummation of this Plan).

(30)

Disclosure Statement shall mean and refer to the Disclosure Statement in Support of Plan of Liquidation filed by the Debtor in these Proceedings as required pursuant to Bankruptcy Code § 1125 et seq., together with any additional modifications and amendments.

(31)

Effective Date shall mean the day that is ten (10) days after the date on which the Confirmation Order becomes a Final Order.

(32)

Equity Interest Holder shall mean the Holder of an equity interest in the Debtor.

(33)

Equity Interest shall mean any interest in the Debtor represented by stock, warrants, options, or other rights to purchase any shares of stock in the Debtor.

(34)

Final Order shall mean an order of the Bankruptcy Court or a court of competent jurisdiction to hear appeals from the Bankruptcy Court which, not having been reversed, modified, or amended, and not being stayed, and the time to appeal from which or to seek review or rehearing of which having expired, has become final and is in full force and effect.

(35)

Financing Order shall mean that certain Final Order Pursuant To 11 U.S.C. §§ 105, 361, 362, 363 And 364 And Bankruptcy Rule 4001(I) Authorizing The Debtor To Obtain And Incur Post-Petition Financing, (II) Granting Liens, Super Priority Claims And Adequate Protection, and (III) Authorizing The Use Of Cash Collateral entered by the Bankruptcy Court on June 26, 2003 at D.I. 73, as amended by that certain Amended Final Order Pursuant To 11 U.S.C. §§ 105, 361, 362, 363 And 364 And Bankruptcy Rules 2002 And 4001(I) Authorizing The Debtor To Enter Into An Amendment Agreement To A Certain Loan And Security Agreement To Obtain And Incur Post-Petition Financing, (II) Granting Liens, Super Priority Claims And Adequate Protection, (II) Authorizing The Use Of Cash Collateral dated July 28, 2003 at D.I. 122.

(36)

Focus shall mean Focus Tech Investments, Inc. and any related parties.

(37)

Holder shall mean the beneficial owner of any Claim or Equity Interest.

(38)

Impaired when used as an adjective preceding the words “Class of Claims” or “Class of Equity Interest”, shall mean that the Plan alters the legal, equitable, or contractual rights of the member of that class.

(39)

Non Professional Administrative Expense Claim shall mean Claims arising after the Petition Date, other than (i) a Claim for fees and expenses by a Professional Person, or (ii) a liability incurred and paid in the ordinary course of business by the Debtor.

(40)

Person shall mean an individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, or a government or any political subdivision thereof or other entity.

(41)

Petition Date shall mean, May 29, 2003.

(42)

Plan shall mean the Plan of Liquidation filed by the Debtor in these Proceedings, together with any additional modifications and amendments.

(43)

Plan Trustee shall mean the Person to be chosen the Committee, with consent of the Debtor, within five (5) days prior to the Confirmation Hearing, who shall effectuate this Plan and hold and distribute consideration to be distributed to holders of Allowed Claims pursuant to the provisions of the Plan and Confirmation Order and serve the roles of a disbursing agent and litigation trustee, as more specifically set forth in the Plan.

(44)

Post Closing Company shall mean Princeton Video Image, Inc., after consummation of the Transaction, (sale of the Debtor’s Corporate Shell).

(45)

Post Confirmation Trust(s) shall mean one or more trusts to be created to effectuate the Plan into which all of the Debtor’s property (including its books and records and access rights thereto) and proceeds thereof, including, but not limited to, Asset Sale Proceeds, Special Designated Creditor Fund, the Carve-Out Fund, Release Proceeds, the Transaction Proceeds and Assigned Action Recoveries, shall be transferred/deposited and from which distributions shall be made pursuant to the Plan terms and applicable law.

(46)

Post Effective Date Fees shall mean fees and expenses incurred by the Debtor’s Professional Persons after the Effective Date

(47)

Priority Non-Tax Claim shall mean a Claim entitled to priority under Bankruptcy Code §§ 507(a)(3), (4), (5), (6) or (7), but only to the extent it is entitled to priority in payment under any such subsection.

(48)

Priority Tax Creditor shall mean a Creditor holding a Priority Tax Claim.

(49)

Priority Tax Claim shall mean any Claim entitled to priority in payment under Bankruptcy Code § 507(a)(8), but only to the extent it is entitled to priority under such subsection.

(50)

Proceedings shall mean the Chapter 11 Case of the Debtor.

(51)

Professional Persons shall mean and refer to all attorneys, accountants, appraisers, consultants, and other professionals retained or to be compensated pursuant to an Order of the Bankruptcy Court entered under Bankruptcy Code §§ 327, 328, 330, or 503(b).

(52)

Proponent shall mean Princeton Video Image, Inc.

(53)

PVMS shall mean PVI Virtual Media Services, LLC, purchaser of the Debtor’s assets pursuant to and as described in the Asset Purchase Agreement and Approval Order as well as the “Lender” under the Financing Order.

(54)

Release Proceeds shall mean the sum of $10,000 to be paid by PVMS to the Post Confirmation Trust(s) in exchange for the releases of certain claims against present and former directors and officers of the Debtor as provided in Section III.B. of this Plan.

(55)

Rights of Action shall mean those certain potential causes of action, which the Debtor may bring against third parties as of Confirmation, other than the Avoidance Actions, which Rights of Action shall be assigned to the Plan Trustee.

(56)

Secured Claim shall mean and refer to a Claim which is secured by a valid lien, security interest, or other interest in property in which the Debtor has an interest, which has been perfected properly as required by applicable law, but only to the extent of the value of the Debtor's interest in such property, determined in accordance with Bankruptcy Code § 506(a).

(57)

Secured Lenders shall mean and refer collectively to PVI Holdings LLC (“PVI Holding”) and Presencia en Medios S.A. de C.V. (“Presencia”), the Debtor’s pre-Petition Date secured lenders.

(58)

Special Designated Creditor Fund shall mean the $125,000 cash consideration from PVMS for the Asset Sale, which fund is being held by the Committee in trust for the benefit of Unsecured Creditors and their Professional Persons, as more fully described in the Approval Order.

(59)

Transaction shall mean the sale of the Debtor’s Corporate Shell through a reverse stock split and purchase of a controlling block of stock by either Focus or one or more persons to be designated by Focus pursuant to the terms and conditions set forth in this Plan with respect to same.

(60)

Transaction Closing shall mean the consummation of the Transaction.

(61)

Transaction Lender shall mean one more persons to be designated by Focus which shall make the Convertible Loan to the Debtor.

(62)

Unclaimed Distribution shall mean any distribution returned to the Plan Trustee as undeliverable.

(63)

Unimpaired shall mean a Class or Claim that is not Impaired.

(64)

Unsecured Claim shall mean any Claim against the Debtor which arose or which is deemed by the Bankruptcy Code to have arisen prior to the Petition Date for such Debtor, and which is not (a) a secured claim pursuant to Bankruptcy Code § 506, as modified by Bankruptcy Code § 1111(b), or (ii) a Claim entitled to priority under Bankruptcy Code §§ 503 or 507.  “Unsecured Claim” shall include all Claims against the Debtor that are not expressly otherwise dealt with in the Plan.

(b)

Other Definitions.

A term used and not defined herein but that is defined in the Bankruptcy Code shall have the meaning set forth therein.  The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.  Moreover some terms defined herein are defined in the section in which they are used.

C.

Unclassified Claims

Certain types of Claims are not placed into voting Classes; instead they are unclassified. They are not considered Impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code.  As such, the Debtor has not placed the following claims in a Class.  The treatment of these Claims is provided below.

1.

Administrative Expenses and Fees

Administrative Expenses are Claims for fees, costs or expenses of administering the Debtor's Chapter 11 Case that are Allowed under Bankruptcy Code § 507(a)(1), including all professional compensation requests pursuant to Bankruptcy Code §§ 330 and 331.  The Bankruptcy Code requires that all Administrative Expenses, including fees payable to the Bankruptcy Court and the Office of the United States Trustee, that were incurred during the pendency of the Bankruptcy Case be paid on the Effective Date of the Plan, unless a particular claimant agrees to a different treatment.

(a)

Professional Claims

The Debtor estimates that Claims for Professional Persons in connection with the Chapter 11 Case will approximate $625,000.  Pursuant to the Bankruptcy Code, the Bankruptcy Court must rule on all professional compensation and expenses before the compensation and expenses will be allowed.  The Professional Person in question must file and serve a properly noticed fee application for compensation and reimbursement of expenses, and the Bankruptcy Court must rule on the application.  Only the amount of compensation and reimbursement of expenses allowed by the Bankruptcy Court will be owed and required to be paid under this Plan as an Administrative Expense Claim.

To the extent Allowed Administrative Expense Claims are not paid by the Debtor prior to Confirmation and/or the Effective Date, the Plan Trustee shall pay Allowed Administrative Expense Claims as provided herein.  Allowed Administrative Expense Claims of the Professional Persons shall first be satisfied from the Carve Out in accordance with the terms of the Financing Order.

Any Allowed Administrative Expense Claims of the Committee’s Professional Persons not paid out of the Carve Out shall be paid by the Plan Trustee from the Special Designated Creditor Fund.  Once the Carve Out and the Special Designated Creditor Fund are exhausted, any unpaid Allowed Administrative Expense Claims of the Committee’s Professional Persons shall be paid by the Plan Trustee from the funds in the Post Confirmation Trust(s).

Any Allowed Administrative Expense Claims of the Debtor’s Professional Persons not paid from the Carve Out and/or from the Debtor’s estate prior to Confirmation shall be paid by the Plan Trustee from the Post Confirmation Trust(s).

Any Allowed Administrative Expense Claims of the Debtor’s Professional Persons incurred by the Debtor in taking all actions to effectuate the Transaction (including modifications of the Debtor’s original plan and confirmation of the Plan) shall be paid from the Transaction Proceeds contributed to the Post Confirmation Trust(s) before any other distributions are made from the Transaction Proceeds in accordance with this Plan.

Notwithstanding the foregoing, any claims for allowed Administrative Expenses, which are not paid on the Effective Date, shall not be discharged and shall retain their administrative priority under 11 U.S.C.§ 507(a)(1) in this Bankruptcy Case or in a subsequent case under Chapter 7.

Each Professional Person who asserts an Administrative Expense Claim that accrues before the date of Confirmation shall file with the Bankruptcy Court, and serve on all parties required to receive notice, an application for compensation and reimbursement of expenses no later than sixty (60) days after the Effective Date of the Plan.  Failure to file such an application timely shall result in the Professional Person's Claim being forever barred and discharged.

(b)

Statutory Fees

No motion or application is required to fix the fees payable to the Clerk's Office or Office of the United States Trustee as such fees are determined by statute and payable in full on the Effective Date.  The Debtor is current with the payment of statutory fees and does not anticipate any additional fees, other than those fees falling due for the current quarter.  Quarterly fees and other related expenses shall be paid by the Debtor or Plan Trustee, as applicable in accordance with the Financing Order.

(c)

Ordinary Course Expenses

Administrative Expense Claims for liabilities incurred by the Debtor in the ordinary course of its business operations shall be paid by the Debtor in the ordinary course of its business in accordance with the liability’s ordinary business terms.

(d)

Administrative Claims Other Than Ordinary Course Or Professional Person Claims And Administrative Claim Bar Date

To the extent not already filed, the Holder of a Non-Professional Administrative Claim must file with the Bankruptcy Court and serve on the Debtor and its counsel, notice of such Non-Professional Administrative Claim within sixty (60) days after the date of Confirmation.  Such notice must include, at minimum, (i) the name of the Holder of such Claim, (ii) the basis of the Claim, and (iii) the amount of the Claim.  Failure to file such notice timely and properly shall result in the Non-Professional Administrative Claim being forever barred and discharged. The Plan Trustee shall have one hundred twenty (120) days from the date of Confirmation to challenge any such Claims that are filed.

The Debtor anticipates that after objection to or settlement of disputed Non-Professional Administrative Claims, there will be less than $7,500 in unpaid Allowed Non-Professional Administrative Claims at the Confirmation Hearing.  Holders of Allowed Non-Professional Administrative Claims will be paid the full amount of such Allowed Non-Professional Administrative Claim as follows:  (1) Debtor or Plan Trustee, as applicable, shall pay the Non-Professional Administrative Claim in cash on the latest of (i) the Effective Date or (ii) the Allowance date of such Non-Professional Administrative Claim, or (2) the Non-Professional Administrative Claim may be paid at such time or in such manner as agreed to by the Holder of such Allowed Non-Professional Administrative Claim.

2.

Priority Tax Claims

These Claims are Claims for certain unsecured income, employment and other taxes described by Bankruptcy Code § 507(a)(8).  The Bankruptcy Code requires that each Holder of such a Section 507(a)(8) Priority Tax Claim receive the present value of such claim in deferred cash payments, over a period not exceeding six years from the date of the assessment of such tax.

Only two such Priority Tax Claims, in the approximate amount of $16,500, were filed.  These Claims will be paid in full on the Effective Date.

D.

Designation and Treatment of Classes Under the Plan.

1.

Designation of Classes

Each Holder of a Claim, as defined in Bankruptcy Code § 101(4), of whatever nature, whether or not scheduled, liquidated or unliquidated, absolute or contingent, including all Claims arising from the rejection of executory contracts and unexpired leases, will be bound by the provisions of the Plan.  The Plan contains four (4) classifications of Claims and Equity Interests.

(a) CLASS ONE (1):

  Claims of Secured Lenders.

(b) CLASS TWO (2):

  Non-Tax Priority Claims

(c) CLASS THREE (3):

  General Unsecured Claims

(d) CLASS FOUR (4):

  Equity Interests

2.

Treatment of Classes

(a)

Class One-Claims of Secured Lenders

Class 1 consists of the Claims of the Secured Lenders.  The Secured Lenders assigned their Claims to PVMS to be credit bid as part of the purchase price for the Asset Sale, as more fully described in the Asset Purchase Agreement.  Accordingly, the Claims of the Secured Lenders have been previously satisfied in full and are Unimpaired under this Plan.

(b)

Class 2- Priority Non-Tax Claims

Class 2 consists of all Priority Non-Tax Claims.  After prosecution of appropriate objections, the Debtor believes there will exist approximately $28,500 in valid Priority Non-Tax Claims.

Additionally, the following former employees of the Debtor (the “PVMS Employees”) filed or were scheduled as having Claims seeking priority treatment of all or part of their respective Claim:

Name	Claim Number
Shel Katz	43
James Appelby	49
Cliff Bail	55
Gregory House	57
Peter Von Kaenel	58
Nikhil Deshpande	59
Randy Sills	60
Mike Drews	64
Ilke Akin	70
Brian Astle	84
James Green	Scheduled
Roberto Sonabend	Scheduled
David Sitt	Scheduled
Samuel McCleery	Scheduled
Nick Fedele	Scheduled
Gene Dwyer	Scheduled
Howard Kennedy	Scheduled
Lionel White	Scheduled

Each PVMS Employee has received employment with PVMS at the same compensation and seniority level and terms as maintained with the Debtor.  Also, it is the Debtor’s understanding that PVMS initially conditioned such continued employment on each employee’s waiver of his or her Claims against the Estate, although PVMS has not received written waivers from all of such employees.  It is the Debtor’s position that such employee suffered no damages whatsoever and have no valid Claims against the Estate.  Accordingly, the Confirmation Order shall constitute, on behalf of each PVMS Employee a waiver and/or release of the Debtor and its estate and its respective heirs, successors, assigns, affiliates, officers, directors and employees, from any and all claims, actions, causes of action, suits, debts, obligations, liabilities, accounts, damages, defenses or demands whatsoever, known or unknown, of any nature and a consent to the expungement of each of the above-referenced proofs of claim filed.

All Allowed Class 2 Claims, will be paid as follows: (1) the full amount of such Allowed Priority Non-Tax Claim on the latest of (i) the Effective Date, (ii) the Allowance date of such Claim, or (iii) the date such Claim becomes payable in accordance with its terms; or (2) on such other terms as may be agreed to by the Holder of such Allowed Priority Non-Tax Claim.  Class 2 is Unimpaired under this Plan.

(c)

Class 3-General Unsecured Creditors

Class 3 consists of all Allowed Unsecured Claims against the Debtor.  The Debtor estimates that after the completion of Claims objections, total Allowed Unsecured Claims will amount to approximately $4,250,000.  The foregoing estimate is based upon the Debtor’s review of its pre-Petition Date accounts payable records, proofs of claim filed in the Bankruptcy Case and certain settlements and motions filed during the course of these Proceedings.

Each Person holding an Allowed Class 3 Claim shall be entitled to receive their pro rata share of the proceeds deposited into the Post Confirmation Trust(s); provided, however, that aggregate distributions received from the Post Confirmation Trust(s) shall not exceed the amount of all Class 3 Allowed Unsecured Claims plus post-Petition Date interest thereon.  The Debtor does not believe that Class 3 Allowed Unsecured Claims will be paid in full from the Post Confirmation Trust(s).  The treatment and consideration to be received by Holders of Allowed Class 3 Claims shall be in full settlement and0 satisfaction of their respective Claims.  Class 3 is Impaired.

(d)

Class 4-Equity Interests

Class 4 consists of Equity Interests in the Debtor, including, without limitation, options, warrants and other rights to acquire equity interests in the Debtor.  Since the Debtor does not anticipate full payment of Class 3 Allowed Unsecured Claims, the Equity Interests will receive nothing from the liquidation of the Debtor’s estate.  Upon the Transaction Closing and in consideration of the Transaction Proceeds paid to the Post Confirmation Trust(s), and after the transfer of all estate property to the Post Confirmation Trust(s) pursuant to this Plan, the Post Closing Company shall initiate a reverse stock split necessary to effectuate the issuance of stock as required under the Transaction in order to reduce the number of presently outstanding shares of the Debtor to 200,000.  The Post Closing Company shall also be responsible for all cash payments required to shareholders holding fractional shares after the reverse stock split.  Such payments shall not be the responsibility or liability of the Debtor, its bankruptcy estate of the Post Confirmation Trust(s).  Accordingly, Class 4 will receive no distribution from the Debtor’s estate or the Post Confirmation Trust(s).  Class 4 is impaired and is deemed to have rejected the Plan.

E.

Acceptance or Rejection of Plan

Each Impaired Class of Creditors with Claims against the Debtor’s estate shall be entitled to vote separately to accept or reject the Plan.  Holders of Claims in Class 4, while Impaired, are not going to receive or retain any value under the Plan and are, therefore, deemed to have rejected the Plan.  A Class of Creditors shall have accepted the Plan if the Plan is accepted by at least two-thirds (²/3) in the aggregate dollar amount and more than one-half (½) in number of Holders of the Allowed Claims of such Class that have voted to accept or reject the Plan.  In the event that any Impaired Class of Creditors or Equity Interest Holders shall fail to accept the Plan in accordance with Bankruptcy Code § 1129(a), the Proponent reserves the right to request that the Bankruptcy Court confirm the Plan in accordance with Bankruptcy Code § 1129(b).

F.

Means of Effectuating the Plan

1.

Sale of Debtor’s Corporate Shell to Focus

It is recognized that the Debtor, Princeton Video Image, Inc., is a publicly traded company.  Prior to the Petition Date and for the majority of the post-petition period, the Debtor was substantially complying with reporting requirements of the U.S. Securities and Exchange Commission (the “SEC”).  Recently, the Debtor’s stock was moved from the bulletin board to the “pinks.”  The Debtor’s Corporate Shell has value to a company seeking to acquire a publicly traded company, such as the Debtor.  The value to a company seeking to acquire a public company’s corporate shell includes the cost savings associated with not having to register a new company with the SEC.

After it filed its original plan of liquidation, the Debtor was contacted by Focus regarding its interest in acquiring the Debtor’s Corporate Shell.  Thereafter, the Debtor received an offer to purchase the Debtor’s Corporate Shell from Focus pursuant to the following terms and conditions, which constitute the Transaction.

Focus and the Transaction Lender shall pay the sum of $75,000 (the “Transaction Proceeds”) for the purchase of the Debtor’s Corporate Shell.  The Transaction Proceeds shall be paid as follows:

(a) Prior to Confirmation of the Plan, the Transaction Lender shall pay the sum of $37,500 into escrow to be loaned to the Debtor to pay administrative expenses (“Convertible Loan”), which loan shall be deemed satisfied at the Transaction Closing by the conversion of the Convertible Loan to common stock.  At the Transaction Closing, Transaction Lender shall exchange its administrative claim for the Convertible Loan for common shares of stock exempt from registration under Bankruptcy Code § 1145; and

(b) Focus shall pay the sum of $37,500 (the “Focus Payment”) at the Transaction Closing for the purchase of a sufficient number of shares to give Focus control of the Post Closing Company.

At the Transaction Closing, the Transaction Proceeds shall be paid into the Post Confirmation Trust(s) for distribution in accordance with the Plan and the Convertible Loan shall be deemed fully paid and satisfied.

The Transaction Proceeds shall be allocated for the purchase of the following shares of stock to be issued at or after the Transaction Closing by the Post Closing Company:

(a) Subject to applicable law, the Convertible Loan (and the satisfaction thereof per the terms set forth hereinabove) shall be for the purchase by Transaction Lender of six million (6,000,000) common shares or equivalent combination of equity securities, warrants, options, preferred shares and common shares.

(b) Subject to applicable law, the Focus Payment shall be for the purchase by Focus of twenty-five million (25,000,000) restricted common shares.

The confirmation of the Plan shall be deemed to be approval of the Transaction and the Confirmation Order shall approve and authorize the sale of the Debtor’s Corporate Shell pursuant to the terms and conditions of this Plan.

In the event that the Transaction Closing does not take place, then the Convertible Loan shall be repaid to the Lender as provided in the Convertible Promissory Note a copy of which is attached hereto and incorporated herein as Exhibit “A.”

There shall be no change in control of the Debtor prior to the Transaction Closing.  Without limiting the generality of the foregoing, Focus and/or Transaction Lender shall not have any control of the Debtor prior to the Transaction Closing.

The Confirmation Order shall provide for the sale and issuance of the stock and transfer of control of the Post Closing Company to be free and clear of all claims of creditors, existing stockholders and equity interests so that the Post Closing Company shall have no liabilities to any creditor, equity security holders or other parties in interest.  After the Transaction Closing, all creditors of, claimants against, stockholders of, and persons having or claiming an interest of any nature in the property or assets of the Debtor shall be enjoined and stayed from pursuing or attempting to pursue any action, commencing or continuing any action, employing any process, or any act against the Post Closing Company on account of or based upon any right, claim or interest which any such creditor, claimant, equity security holder, or other person may have had prior to the entry of the Confirmation Order.

2.

Funding for the Plan.

The Plan will be funded by the following sources:

(a)

Creation of Post Confirmation Trust(s).

On the Effective Date, the Debtor shall create Post Confirmation Trust(s) from which payment of Allowed Claims, Allowed Administrative Expenses and Post Effective Date Fees shall be paid.  The Debtor shall relinquish any and all rights in and to the Post Confirmation Trust(s), which shall be transferred to the Plan Trustee, for and on behalf of the Holders of Allowed Claims, Allowed Administrative Expenses and Post Effective Date Fees.  The following contributions shall be made into the Post Confirmation Trust(s):

(1)

Asset Sale Proceeds.

The Debtor shall transfer all remaining Asset Sale Proceeds, after payment of all Effective Date cash payments, to the Post Confirmation Trust(s).  The Debtor anticipates that after such payments, it will transfer approximately $75,000 to the Post Confirmation Trust(s).

(2)

Special Designated Creditor Fund.

Committee counsel shall transfer the Special Designated Creditor Fund to the Post Confirmation Trust(s) to be disbursed by the Plan Trustee in accordance with the Approval Order and this Plan.  The Special Designated Creditor Fund shall be segregated from all other funds in the Post Confirmation Trust(s) and earmarked for payment to the Holders of Allowed Class 3 Unsecured Claims, subject to any unpaid Allowed Administrative Expense Claims of the Committee’s Professional Persons.

(3)

Transaction Proceeds.

At the Transaction Closing, the Transaction Proceeds shall be paid into the Post Confirmation Trust(s) for distribution in accordance with the Plan.

(4)

Carve-Out Fund

The Debtor, by virtue of this Plan and the Confirmation Order, hereby assigns to the Plan Trustee all of its rights, title and interest in, to and under the Financing Order and related financing documents to draw upon the debtor-in-possession loan facility as authorized by the Financing Order for the Carve Out, which funds shall be drawn upon and distributed by the Plan Trustee in accordance with the terms of the Financing Order and this Plan.

(5)

Release Proceeds

Upon the Effective Date, the Release Proceeds shall be paid into the Post Confirmation Trust(s).

(b)

Assigned Action Recoveries.

The Assigned Actions shall be assigned in trust to the Plan Trustee, as a litigation trustee.  The Plan Trustee shall pay all proceeds of the Assigned Actions, which he recovers, into the Post Confirmation Trust(s).  The Plan Trustee shall have the right, without the necessity of Bankruptcy Court approval, to settle any Assigned Action.  The Bankruptcy Court shall retain jurisdiction to adjudicate any and all Assigned Actions, whether commenced prior to or after Confirmation of this Plan.

3.

Plan Trustee.

(a)

Purpose.

The Plan Trustee will be and have the powers and responsibilities of a disbursing agent and litigation trustee.

(b)

Appointment.

The Committee shall choose, with the consent of the Debtor, the Plan Trustee and the Committee shall file notice of the appointment of the Plan Trustee with the Bankruptcy Court on a date that is not less than five (5) days before the Confirmation Hearing.  If the Committee fails to designate the Plan Trustee by a date not less than five (5) days before the Confirmation Hearing, then the Debtor shall choose and designate the Plan Trustee.  The retention of the Plan Trustee will be pursuant to a trust agreement acceptable in all respects to the Committee, the Debtor and their respective counsel.

(c)

Plan Trustee Duties.

The Plan Trustee’s duties shall include: (i) deposit of funds into the Post Confirmation Trust(s); (ii) management of the Post Confirmation Trust(s); (iii) distribution of the funds contained in the Post Confirmation Trust(s) in accordance with this Plan; and (iv) the investigation, evaluation, prosecution, and/or settlement of Assigned Actions.

(d)

Compensation.

Plan Trustee will be compensated at his normal hourly rates, capped at $5,000 per calendar month, which fees shall be paid from the Post Confirmation Trust(s).  The Plan Trustee shall have the right to employ one or more sub-agents and/or professionals on such terms and conditions as the Plan Trustee and sub-agent(s) and/or professionals agree.  All costs and expenses in connection with management of Assigned Actions and distributions from the Post Confirmation Trust(s) including, without limitation, the fees and expenses of the Plan Trustee, any sub-agents and/or professionals engaged by the Plan Trustee, shall be paid out of Post Confirmation Trust(s).

(e)

Assignee of Assigned Actions.

The Plan Trustee will be the assignee of the Assigned Actions and hold same in a trust for the benefit of the Debtor’s Creditors.  The Plan Trustee will investigate and evaluate each of the Assigned Actions and, subject only to consultation with the Advisory Board, shall have complete authority and discretion to pursue, settle, or compromise the Assigned Actions.  All recoveries from the Assigned Actions shall be placed into the Post Confirmation Trust(s).

(f)

Claims Challenges.

The Plan Trustee shall have sole discretion and responsibility for objecting to Unsecured Claims.

4.

Advisory Board.

(a)

Purpose.

The sole function of the Advisory Board shall be to monitor the status and progress of the Assigned Actions.  Upon certification by the Plan Trustee that all Assigned Actions have been concluded and the proceeds thereof distributed or otherwise disposed of in accordance with this Plan, the Advisory Board shall be disbanded without need for further notice or action.

(b)

Appointment of Advisory Board.

An “Advisory Board” shall be created at the time the Plan Trustee is selected.  The Advisory Board shall consist of three Persons chosen by the Committee.  The Debtor shall give written notice of the identity of each member and file such notice with the Bankruptcy Court on a date that is not less than five (5) days before the Confirmation Hearing.  The Bankruptcy Court shall resolve any dispute regarding the designation of the Advisory Board.  The Advisory Board shall adopt such bylaws as it may deem appropriate.  In the event of any vacancies on the Advisory Board, the remaining members shall have the authority to fill such vacancy.  In the event any position is vacant for more than thirty (30) days, the Plan Trustee shall have the authority, without the need for the consent of the remaining members, to fill such vacancy.

(c)

Duties of the Advisory Board.

The Advisory Board shall meet and/or consult regularly with the Plan Trustee to keep itself apprised of the status and progress of the Assigned Actions.

(d)

Compensation.

Members of the Advisory Board shall be entitled to reimbursement of reasonable and necessary expenses incurred in carrying out their duties as members of the Advisory Board, all of which shall be payable from the Post Confirmation Trust(s).

5.

Distributions.

(a)

Distributions to Plan Trustee.

On the Effective Date, the Debtor shall transfer all of its respective rights, title and interest in and to the Post Confirmation Trust(s) to the Plan Trustee.  The Plan Trustee may hold or invest the funds in the Post Confirmation Trust(s) in one or more accounts; provided that all investments shall be made in accordance with Bankruptcy Code § 345.

(b)

Payment of Administrative Expenses, Non-Tax Priority Claims and Post Effective Date Fees

On the Effective Date, or upon the approval by the Bankruptcy Court of any application for compensation and reimbursement of expenses filed by Professional Persons as required by this Plan, the Plan Trustee shall pay the Allowed Administrative Expenses from the Post Confirmation Trust(s) as provided for herein.  The Plan Trustee shall also be responsible for the payment of properly documented Post Effective Date Fees from the Post Confirmation Trust(s) as provided for herein.

(c)

Dates of Distributions.

After payment of, or reserving sufficient sums to pay, all Administrative Expenses, Priority Tax Claims, Non-Tax Priority Claims and Post Effective Date Fees, the Plan Trustee shall make distributions to Holders of Allowed Claims commencing within six (6) months after the Effective Date and shall continue semi-annually (each six months) thereafter until the exhaustion of the Post Confirmation Trust(s).  Any distribution required to be made on the date on which a Claim becomes an Allowed Claim will be deemed to be made on such date if the distribution is made on the nearest distribution date occurring after such date.

(d)

Manner of Distributions.

At the option of the Plan Trustee, distributions from the Post Confirmation Trust(s) may be made in cash, by wire transfer or by a check drawn on a domestic bank.  No distributions shall be made on Claims that are less than ten ($10.00) dollars in amount, unless request is made, in writing, to the Plan Trustee.

(e)

Undeliverable Distributions.

The Plan Trustee will hold any Unclaimed Distribution and will not be required to take any further action with respect to the delivery of the Unclaimed Distribution.  If the Person entitled to such Unclaimed Distribution does not present itself to the Plan Trustee within sixty (60) days following the distribution date, the Unclaimed Distribution will go back into the Post Confirmation Trust(s) for the benefit of other Holders of Claims in the same class as the Holder of the Unclaimed Distribution, and the Unclaimed Distribution will be distributed to such other Persons in accordance with the Plan terms on the next succeeding distribution date.

6.

Limited Survival of the Committee.

The Committee shall remain in effect until ten (10) days after the Effective Date at which time it shall be dissolved.  Any dispute regarding the dissolution of the Committee shall be submitted to the Bankruptcy Court, which shall retain jurisdiction to settle this type of dispute.  The sole responsibility of the Committee shall be to monitor the Debtor’s compliance with the Plan’s terms pending selection of the Plan Trustee and Advisory Board.  Reasonable post-Effective Date fees incurred by the Committee professionals shall be paid from the Post Confirmation Trust(s) and the Committee’s Professional Persons shall include such fees, but shall separately quantify, designate and classify them, in their Final Fee Applications that must be filed in accordance with this Plan.  Upon dissolution of the Committee, it shall have no further rights, duties or obligations.

7.

Post Effective Date Employment of Debtor’s Professional Persons and Fees.

The Debtor shall continue to retain the Debtor’s Professional Persons subsequent to the Effective Date and the Transaction Closing to render services as necessary to consummate the Plan, conclude the bankruptcy case and other services.  The Debtor anticipates that such services shall include, but not be limited to services related to the Transaction, the Transaction Closing, the appointment of the Advisory Board and Plan Trustee (if not designated prior to Confirmation), the transfer of property into the Post Confirmation Trust(s), and preparation of the Final Fee Applications.

The reasonable fees and expenses of the Debtor’s Professional Persons shall constitute the Post Effective Date Fees and shall be payable upon presentment of a monthly statement for services rendered and for reimbursement of expenses to the Plan Trustee.

The Plan Trustee shall have ten (10) days from the receipt of the Post Effective Date Fees statement to dispute all or part of such statement.  Upon the expiration of the ten (10) days, the Plan Trustee shall pay the Debtor’s Professional Persons the undisputed portion of the Post Effective Date Fees.  Any disputes shall be submitted to the Bankruptcy Court for determination.

8.

Corporate Action.

On the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved in all respects (subject to the provisions of the Plan), including, without limitation, the following (i) consummation of the Transaction and the reverse stock split provisions contained therein, (ii) contribution of property to the Post Confirmation Trust(s) to fund the Plan; and (iii) transfer of the Post Confirmation Trust(s) to the Plan Trustee.  On the Effective Date, the appropriate officers of the Debtor are authorized and directed to execute and to deliver any and all agreements, documents and instruments contemplated by the Plan and/or necessary for the consummation of the Plan.

9.

Post Closing Control.

Once the Effective Date occurs and the Transaction Closing takes place (including the indefeasible payment of the entire Transaction Proceeds and transfer of all property of the Debtor’s estate to the Post Confirmation Trust(s) as provided herein), the Buyer shall then have control of the Post Closing Company and can manage the Post Closing Company as it deems fit, subject to applicable law.  Additionally, simultaneously with the Effective Date and the Transaction Closing, the current directors will resign, unless an agreement is reached with the Post Closing Company otherwise.  There shall be no obligation on the part of the Post Closing Company or the directors to negotiate or enter into such an agreement.  Any transactions (including the reverse stock split and issuance of stock to Focus, Transaction Lender or any other persons) which Buyer wishes to effectuate, shall take place only after the Transaction Closing at the sole cost and expense of the Buyer.

Once the Transaction Closing has taken place, and without limiting the generality of the foregoing, the Post Closing Company may, at its option, change auditors.  The Bankruptcy Court shall retain jurisdiction after the entry of the Confirmation Order and the Transaction Closing to hear any and all adversary proceedings, applications, and contested matters filed or commenced by the Post Closing Company seeking an order to force prior auditors to turn over information in their possession and control (the “Auditor Information”) to the Post Closing Company (the “Turnover Action”).  All risk, costs and expenses (including, without limitation, attorneys fees and costs) of a Turnover Action shall be the sole responsibility of the Post Closing Company and shall not be the responsibility of the Debtor, its bankruptcy estate or the Post Confirmation Trust(s).  It is not a condition of the Transaction that (i) the Bankruptcy Court retain jurisdiction of the Turnover Action, or (ii) that the Post Closing Company successfully secure the turnover of the Auditor Information.

G.

Other Provisions of the Plan.

1.

Executory Contracts and Unexpired Leases to be Rejected.

Except as otherwise provided herein, or pursuant to any order of the Bankruptcy Court, on the Effective Date of the Plan, all executory contracts and unexpired leases of the Debtor are deemed rejected.  The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections on the Confirmation Date under Bankruptcy Code § 365.  Any party to an executory contract or unexpired lease subject to rejection may file with the Bankruptcy Court and serve on the Debtor an objection to such rejection.  Failure to file and serve any such objection within the deadline set for objecting to Confirmation of the Plan shall constitute an agreement to rejection.

If the rejection of any executory contract or unexpired lease gives rise to a Claim by the other party or parties to such contract or lease, the Claim Holder must file and serve on the Debtor’s and Committee’s counsels a proof of claim within thirty (30) days after the earlier of (i) the date of entry of the first order of the Bankruptcy Court rejecting the executory contract or unexpired lease, or (ii) the Confirmation Date.  Failure to file and serve such proof of claim shall serve as a waiver of any such Claim, and the Holder of such Claim shall be forever barred from asserting such Claim against the Debtor.  Persons who are parties to executory contracts that are rejected and who claim damages by reason of such rejection shall become Class 3 Creditors and shall be treated in the same manner as other Class 3 Creditors.

2.

Retention of Jurisdiction

Notwithstanding entry of the Confirmation Order, or the occurrence of the Effective Date or “substantial consummation” of the Plan, the Bankruptcy Case having been closed, or a Final Decree having been entered, the Bankruptcy Court (or the District Court, as the case may be) shall have and retain jurisdiction of matters arising out of, and related to the Bankruptcy Case and the Plan under, and for the purposes of, Bankruptcy Code §§ 105(a), 1127, 1142 and 1144 and for, among other things, the following purposes:

(a) To consider any modification of the Plan under Bankruptcy Code § 1127 and/or modification of the Plan before “substantial consummation” as defined in Bankruptcy Code § 1101(2) and to consider any modification of the Plan to cure any defect or omission, or reconcile any inconsistency in the Plan, the Disclosure Statement, or in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

(b) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any, and allowance of Claims resulting therefrom.

(c) To determine any and all pending adversary proceedings, applications, and contested matters pending on, filed or commenced as of the date of Confirmation, including, without limitation, Avoidance Actions, Rights of Action and any other Assigned Actions.

(d) To determine any and all adversary proceedings, applications, and contested matters filed or commenced by the Plan Trustee after the date of Confirmation, including, without limitation, Avoidance Actions, Rights of Actions and any other Assigned Actions.

(e) To consider and determine any and all adversary proceedings, applications and contested matters filed or commenced by the Post Closing Company with respect to the Turnover Action.

(f) To ensure that distributions are accomplished as provided in the Plan.

(g) To hear and determine any objections to Administrative Expense Claims, to Proofs of Claim, or to Claims and Equity Interests filed and/or asserted both before and after the date of Confirmation, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any disputed Administrative Expense Claim, Claim, or Equity Interest, in whole or in part, and any request for estimation of Claims.

(h) To protect the property of the estate from adverse Claims or interference inconsistent with the Plan, including to hear actions to quiet or otherwise clear title to such property based upon the terms and provisions of the Plan, or to determine the Plan Trustee’s exclusive ownership of the Assigned Actions.

(i) To hear and determine matters pertaining to abandonment of property of the estate and to recover all assets of the Debtor and property of the estate, wherever located.

(j) To (a) enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated; (b) to issue such orders in aid of execution of the Plan as may be necessary and appropriate, to the extent authorized by Bankruptcy Code § 1142; and (c) to interpret and enforce any Orders previously entered in the Chapter 11 Case to the extent such Orders are not superseded or inconsistent with the Plan.

(k) To hear and determine all applications for compensation and reimbursement of expenses of Professional Persons under Bankruptcy Code §§ 330, 331, and 503(b) for services rendered and expenses incurred prior or subsequent to the date of Confirmation.

(l) To hear and determine all litigation, causes of action and all controversies, suits and disputes that may arise in connection with the interpretation, implementation or enforcement of the Plan, including but not limited to, any and all litigation and/or causes of action brought by the Debtor or Plan Trustee, whether such litigation and/or causes of action is/are commenced either prior to or after the Effective Date.

(m) To hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code §§ 345, 505, and 1146.

(n) To enter a Final Decree closing the Chapter 11 Case.

(o) To consider and act on the compromise and settlement of any litigation, Claim against or cause of action on behalf of the estate.

3.

Procedures for Resolving Contested Claims.

The Plan Trustee shall have sixty (60) days after Confirmation to object to the Allowance of Claims.  The Debtor estimates that after the completion of Claims objections, total Claims of Allowed Class 3 Unsecured Creditors will amount to approximately $4,250,000.  The Claims in Class 3 generally consist of the Claims of trade vendors, landlords, and employees.

With respect to disputed Class 3 Claims, the Plan Trustee will hold in a separate interest bearing reserve account such funds as would be necessary in order to make the required distribution on the Claim, as listed either in the Debtor’s schedules or the filed proof(s) of claim.

4.

Books and Records

Some or all of the Debtor’s books and records are in the possession of PVMS, in accordance with the terms and conditions of the Approval Order, subject to the Debtor’s right of access to same for use in completion of its bankruptcy proceedings and for other purposes all as set forth in the Approval Order.  As part of the Transaction, the Debtor shall assign on a non-exclusive basis its access rights to Focus, Transaction Lender and the Buyer subject to the Debtor and the Post Confirmation Trust(s) also retaining such access rights as allowed in the Approval Order.  In the event that some or all of the Debtor’s books and records are turned over to Focus, Lender or any of their affiliates or representatives (the “Focus Parties”), then the Focus Parties shall provide the Debtor and the Plan Trustee with the same rights of access to such books and records as the Debtor has under the Approval Order.

5.

Post Closing Completion of Bankruptcy

The Post Closing Company shall cooperate with the Plan Trustee in order to complete and conclude the bankruptcy proceedings and the duties of the Plan Trustee.

6.

Reports/Filings

Prior to the Transaction Closing the Debtor has filed certain 8-K reports as required by applicable securities laws with a copy of the appropriate monthly operating report attached.  Neither the Debtor nor the Plan Trustee shall be required to file any reports after the Transaction Closing.  The Debtor is not required to bring any delinquent reports, audits or other filings current as a condition to the Transaction.  Focus and/or the Transaction Lender shall be solely responsible for preparing and filing any such past due reports, audits or other documents required under applicable securities laws at its own cost and expense upon the Transaction Closing.

7.

Notices under the Plan

All notices, requests, and demands to or upon the Debtor to be effective shall be in writing (including, without limitation, by telex or facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or in the case of telex notice, when sent, answer back received, or in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

To Debtor:

Hal L. Baume, Esq.

Allison M. Berger, Esq.

Fox Rothschild LLP

997 Lenox Drive, Bldg. 3

Lawrenceville, NJ  08648-2311

Fax:  (609) 896-1469

To The Committee:

Robert K. Malone, Esq.

Michael Pompeo, Esq.

Drinker Biddle & Reath LLP

500 Campus Drive

Florham Park, NJ 07932-1047

Fax: (973) 360-9831

III.

EFFECT OF CONFIRMATION OF PLAN

A.

Exculpation

On and after the Confirmation Date, neither (i) the Debtor, (ii) the Committee, and its members only in their capacities as such, (iii) the Plan Trustee, nor (iv) any of the Professional Persons of the foregoing, as of immediately after the Effective Date, shall have or incur any liability for any actions or inactions in connection with the Bankruptcy Case, taken or to be taken or omitted under or in connection with, related to, effecting, or arising out of the Debtor; the Debtor’s operations; the administration of the Debtor’s bankruptcy estate, and real and personal property; the pursuit of Confirmation; the Consummation of the Plan; the administration of the Plan; the sale and liquidation of the Debtor’s assets; the Transaction; or the property to be distributed under the Plan, except by reason of their gross negligence or willful misconduct.

B.

Mutual Release

On the Effective Date, the Release Proceeds shall be paid to the Post Confirmation Trust(s), and upon receipt thereof, the Debtor, the Debtor-in-Possession, the Debtor’s bankruptcy estate, the members of the Creditors’ Committee and the Plan Trustee shall be deemed to have released each other, its, and such other’s affiliates, principals, officers, directors, general counsel, attorneys, accountants, financial advisors, advisory affiliates, employees, and agents from any and all Claims, direct actions, causes of action, demands, rights, damages, judgment, debts, obligations, assessments, compensations, costs, deficiencies or other expenses of any nature whatsoever, whether fixed or contingent, liquidated or unliquidated, direct or indirect, known or unknown which they ever had, now have, or hereafter can, shall or may have, in law, equity or otherwise, for, upon or arising out of or by reason of any fact, event, circumstance, matter, cause or thing whatsoever taking place on or before the Effective Date in any way relating to the Debtor, Debtor-in-Possession, the Debtor’s bankruptcy estate, the members of the Committee, the Plan Trustee, the Bankruptcy Case or the Plan; provided, however, that the foregoing mutual release shall not apply to any claims, direct actions, causes of action, demands, rights, damages, judgment, debts, obligations, assessments, compensations, costs, deficiencies or other expenses of any nature whatsoever (i) arising under or based on the Plan, (ii) in the case of fraud or (iii) Avoidance Action claims, and that the mutual release provided to the members of the Committee is limited solely to their capacity as members of the Committee and not with respect to them personally.

C.

Injunction

Except as otherwise provided in this Plan or Confirmation Order, on or after the Effective Date all entities that have held, currently hold or may hold a Debt, Claim, other liability or interest against or in the Debtor that would be discharged upon Confirmation of this Plan and the Effective Date but for the provisions of Bankruptcy Code § 1141(d)(3) are permanently enjoined from taking any of the following actions on account of such Debt, Claim, liability, interest or right: (i) commencing or continuing in any manner any action or other proceeding on account of such Debt, Claim, liability, interest or right against property that is to be distributed under this Plan or; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order against any property to be distributed to creditors under this Plan.

On and after the Effective Date, each holder of an equity interest in the Debtor is permanently enjoined from taking or participating in any action that would interfere or otherwise hinder the Debtor from implementing this Plan, the Transaction or the Confirmation Order.

Pursuant to the terms of the Transaction, the sale of the Corporate Shell and the issuance of the stock and transfer of control of the Post Closing Company is to be free and clear of all claims of creditors, existing stockholders and equity interests so that the Post Closing Company shall have no liabilities to any creditor, equity security holders or other parties in interest.

Except as otherwise provided in this Plan or the Confirmation Order, on or after the Transaction Closing, all creditors of, claimants against, stockholders of, and persons having or claiming an interest of any nature in the property or assets of the Debtor are hereby permanently enjoined and stayed from pursuing or attempting to pursue any action, commencing or continuing any action, employing any process, or any act against the Post Closing Company on account of or based upon any right, claim or interest which any such creditor, claimant, equity security holder, or other person may have had prior to the entry of the Confirmation Order.

D.

No Limitations on Effect of Confirmation

Nothing contained in the Plan or this Disclosure Statement will limit the effect of Confirmation as set forth in Bankruptcy Code §1141.  Confirmation will bind the Debtor, all Creditors, Equity Interest Holders and other parties in interest to the provisions of the Plan, whether or not the Claim or Equity Interest of such Creditor or Equity Interest Holder is Impaired under the Plan and whether or not such Creditor or Equity Interest Holder has accepted the Plan.

E.

Preservation of Avoidance Actions and Rights of Action

The Debtor is and, after the Effective Date, the Plan Trustee will be reviewing information regarding potential Avoidance Actions and Rights of Action, which review is ongoing.  Assigned Actions shall be assigned to the Plan Trustee.  There may be numerous Assigned Actions, which currently exist or may subsequently arise.  The potential proceeds from these Assigned Actions are uncertain and speculative and therefore, no value has been assigned to such recoveries.

The Plan Trustee reserves the right to continue to prosecute the Assigned Actions, whether arising prior to or after the Petition Date, in any court or other tribunal.  Unless an Assigned Action is expressly waived, relinquished, released, compromised or settled in the Plan or by any Final Order, the Debtor on behalf of itself and the Plan Trustee expressly reserves all Assigned Actions for later adjudication and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to any such Assigned Action upon Confirmation or consummation of the Plan.

F.

Vesting of Debtor Property in the Plan Trustee.

Except as otherwise expressly provided in the Plan or the Confirmation Order, on the Effective Date, without any further action, all of the property of the Debtor’s Estate shall vest in the Plan Trustee, free and clear of all claims, liens and interests.  The Plan Trustee shall distribute all property of Debtor in accordance with this Plan.

G.

Modification of Plan

The Proponent may alter, amend or modify the Plan at any time prior to the Confirmation Date and thereafter as provided in Bankruptcy Code §1127(b).  However, the Bankruptcy Court may require a new disclosure statement and/or revoting on the Plan if Debtor modifies the plan before Confirmation.

The Debtor may also seek to modify the Plan at any time after confirmation so long as (1) the Plan has not been substantially consummated and (2) the Bankruptcy Court authorizes the proposed modification after notice and a hearing.  The Proponent further reserves the right to modify the treatment of any Allowed Claims at any time after the Effective Date of the Plan upon the consent of the Creditor whose Allowed Claim treatment is being modified, so long as no other Creditors are materially adversely affected.

H.

Withdrawal Of The Plan

The Debtor reserves the right to withdraw the Plan at any time before the entry of the Confirmation Order, in which event the Plan shall be deemed null and void.

I.

Good Faith

Confirmation of the Plan will constitute a finding that the Plan has been proposed in good faith and in compliance with all applicable provisions of the Bankruptcy Code.

J.

Post-Confirmation Conversion/Dismissal

A creditor or party in interest may bring a motion to convert or dismiss the Bankruptcy Case under Bankruptcy Code §1112(b), after the Plan is confirmed, if there is a default in performance of the Plan or if cause exists under Bankruptcy Code §1112(b).  If the Bankruptcy Court orders the case converted to chapter 7 after the Plan is confirmed, then all property that had been property of the chapter 11 estate, and that has not been disbursed pursuant to the Plan, will revest in the chapter 7 estate, and the automatic stay will be reimposed upon the revested property only to the extent that relief from stay was not previously granted by the Bankruptcy Court during this case.  In addition, any Allowed Claims for Administrative Expenses which are not paid on the Effective Date, and those Post Effective Date Fees which are not paid prior to conversion, shall continue to be entitled to administrative priority, under 11 U.S.C. § 507(a)(1) in any such subsequent Chapter 7 case to which this case is converted.

Quarterly fees pursuant to 28 U.S.C. § 1930(a)(6) continue to be payable to the Office of the United States Trustee post-confirmation until such time as the case is converted, dismissed, or closed pursuant to Final Decree.

K.

Entire Agreement

The Plan, as described herein, and the Disclosure Statement and exhibits thereto set forth the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersede all prior discussions and documents.  No party hereto shall be bound by any terms, conditions, definitions, warrants, understandings or representations with respect to the subject matter hereof, other than as in expressly provided for herein or as may hereafter be agreed by the parties in writing.

Date:

February 25, 2004

PRINCETON VIDEO IMAGE, INC.

Debtor and Debtor-in-Possession

By:    /s/ James Green

      Name: James Green

      Title:  President

LV1 217781v6 02/26/04